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                                                                  EXHIBIT 5.1(a)

                     [THE DETROIT EDISON COMPANY LETTERHEAD]

                                 June 18, 2001

The Detroit Edison Company
2000 2nd Avenue
Detroit, Michigan  48226

Ladies and Gentlemen:

         With respect to the Registration Statement on Form S-3 (the "Registration Statement") filed by The Detroit Edison Company, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, $750,000,000 aggregate initial public offering price of the Company's Debt Securities (as described in the Prospectus forming a part of the Registration Statement), I, as Vice President and General Counsel of the Company, in conjunction with the members of the Legal Department of the Company, have examined such certificates, instruments and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. The Debt Securities will be issued under an (i) Indenture, dated as of June 30, 1993, as amended, supplemented or modified from time to time, between the Company and Bank One Trust Company, National Association, as successor trustee (the "Indenture"), or (ii) a Mortgage and Deed of Trust dated October 1, 1924, as amended, between the Company and First Chicago Trust Company of New York, as successor trustee (the "Mortgage").

Based upon the foregoing examination and review, it is my opinion that:

         1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Michigan:

         2. The Debt Securities have been duly authorized by all requisite action (corporate or otherwise) by the Company, and when (a) the Registration Statement has become effective under the Securities Act of 1933, as amended, (b) the applicable supplemental indentures supplementing the Indenture or, as the case may be, the Mortgage shall have been duly executed and delivered and (c) the individual series of Debt Securities shall have been duly executed, authenticated, issued and delivered against payment therefor, the Debt Securities will thereupon be validly issued and binding obligations of the Company.

         I am qualified to practice law in the State of Michigan, and in rendering this opinion, my examination of matters of law has been limited to, and I express no opinion as to the laws of any jurisdictions other than, the laws of the State of Michigan and the Federal laws of the United States. Sidley Austin Brown & Wood LLP may rely on this opinion as to matters of Michigan law in rendering their opinion of even date herewith.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus, forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.


                                             Very truly yours,


                                             /s/ Thomas A. Hughes
                                             -----------------------------
                                             Thomas A. Hughes
                                             Vice President and General Counsel